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As filed with the Securities and Exchange Commission on May 16, 2014.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KKR & CO. L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	26-0426107 (I.R.S. Employer Identification No.)

9 West 57th Street, Suite 4200
New York, NY 10019
Telephone: (212) 750-8300
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

David J. Sorkin, Esq.
General Counsel
KKR & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
Telephone: (212) 750-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Telephone: (212) 455-2000
Facsimile: (212) 455-2502

Approximate date of commencement of the proposed sale of the securities to the public:
From time to time after the effective date of this registration statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Units	5,000,000	$22.11	$110,550,000	$14,239

(1)
This Registration Statement registers 5,000,000 common units representing limited partner interests of KKR & Co. L.P. This Registration Statement also relates to such additional common units of KKR & Co. L.P. as may be issued with respect to such common units by way of a unit distribution, unit split or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low sales price per common unit of KKR & Co. L.P. as reported on the New York Stock Exchange on May 9, 2014.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        We are filing this Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission for the sale by us from time to time of up to 5,000,000 common units of KKR & Co. L.P. to generate cash proceeds (a) up to (1) the amount of withholding taxes, social benefit payments or similar payments payable by us in respect of awards granted pursuant to the KKR & Co. L.P. 2010 Equity Incentive Plan (the "Equity Incentive Plan"), the KKR Financial Holdings LLC 2007 Share Incentive Plan (the "KFN Share Incentive Plan") and the KKR Asset Management LLC 2011 Share Incentive Plan (the "KAM Share Incentive Plan" and, together with the Equity Incentive Plan and the KFN Share Incentive Plan, the "Plans"), and (2) the amount of cash delivered in respect of awards granted pursuant to the Plans that are settled in cash instead of common units; and (b) to the extent the net proceeds from the sale of common units exceeds the amounts due under clause (a), for general corporate purposes. The administrator of the Equity Incentive Plan is expected to reduce the maximum number of common units eligible to be issued under the Equity Incentive Plan by the number of common units issued and sold pursuant to this Registration Statement, as applicable, unless such reduction is already provided for with respect to such awards under the terms of the Equity Incentive Plan. No additional equity awards will be issued under the KFN Share Incentive Plan or the KAM Share Incentive Plan.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 16, 2014.

PRELIMINARY PROSPECTUS

KKR & Co. L.P.

5,000,000 Common Units

Representing Limited Partner Interests

        KKR & Co. L.P. may sell from time to time up to 5,000,000 common units representing limited partner interests of KKR & Co. L.P. to generate cash proceeds (a) up to (1) the amount of withholding taxes, social benefit payments or similar payments payable by us in respect of awards granted pursuant to the KKR & Co. L.P. 2010 Equity Incentive Plan (the "Equity Incentive Plan"), the KKR Financial Holdings LLC 2007 Share Incentive Plan (the "KFN Share Incentive Plan") and the KKR Asset Management LLC 2011 Share Incentive Plan (the "KAM Share Incentive Plan" and, together with the Equity Incentive Plan and the KFN Share Incentive Plan, the "Plans"), and (2) the amount of cash delivered in respect of awards granted pursuant to the Plans that are settled in cash instead of common units; and (b) to the extent the net proceeds from the sale of common units exceeds the amounts due under clause (a), for general corporate purposes. The administrator of the Equity Incentive Plan is expected to reduce the maximum number of common units eligible to be issued under the Equity Incentive Plan by the number of common units issued and sold pursuant to this Registration Statement, as applicable, unless such reduction is already provided for with respect to such awards under the terms of the Equity Incentive Plan. No additional equity awards will be issued under the KFN Share Incentive Plan or the KAM Share Incentive Plan.

        We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering.

        Our common units are listed on the New York Stock Exchange under the symbol "KKR." The last reported sale price of our common units on May 15, 2014 was $22.39 per common unit.

        In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 2 of this prospectus and in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2014.

i

        You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus. We have not authorized anyone to provide you with additional or different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common units.

        This prospectus has been prepared using a number of conventions, which you should consider when reading the information contained herein. Unless the context suggests otherwise:

  (i)
  references to "KKR," "we," "us," "our" and "our partnership" refer to KKR & Co. L.P. and its consolidated subsidiaries. Prior to KKR & Co. L.P. becoming listed on the New York Stock Exchange ("NYSE") on July 15, 2010, KKR Group Holdings L.P. consolidated the financial results of the KKR Group Partnerships and their consolidated subsidiaries.

  (ii)
  references to "our Managing Partner" are to KKR Management LLC, which acts as the general partner of KKR & Co. L.P.;

  (iii)
  references to the "KKR Group Partnerships" are to KKR Management Holdings L.P. and KKR Fund Holdings L.P., collectively, which became holding companies for the KKR business on October 1, 2009;

  (iv)
  references to "KKR Group Partnership Units" are to the limited partnership units of the KKR Group Partnerships; and

  (v)
  references to "our funds" or "our vehicles" refer to the investment funds, vehicles and/or accounts advised, sponsored or managed by one or more subsidiaries of KKR, unless the context requires otherwise.

        Each KKR Group Partnership has an identical number of partner interests and, when held together, one Class A partner interest in each of the KKR Group Partnerships together represents one KKR Group Partnership Unit.

        Unless otherwise indicated, references to equity interests in KKR's business, or to percentage interests in KKR's business, reflect the aggregate equity of the KKR Group Partnerships and are net of amounts that have been allocated to our principals in respect of the carried interest from KKR's business as part of our "carry pool" and certain minority interests. References to our "principals" are to our senior employees and non-employee operating consultants who hold interests in KKR's business through KKR Holdings L.P., which we refer to as "KKR Holdings."

        Unless otherwise indicated, references in this prospectus to our fully diluted common units outstanding, or to our common units outstanding on a fully diluted basis, reflect (i) actual common units outstanding, (ii) common units into which KKR Group Partnership Units not held by us are exchangeable pursuant to the terms of the exchange agreement described in this prospectus, (iii) exchangeable equity securities issued in connection with the acquisition of Avoca Capital and (iv) common units issuable pursuant to any equity awards actually issued under the Plans, but do not reflect common units available for issuance pursuant to the Equity Incentive Plan for which grants have not yet been made.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under the shelf registration process, we may sell from time to time up to an aggregate of 5,000,000 common units representing limited partner interests.

ii

KKR

        We are a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds.

        Our business offers a broad range of investment management services to our fund investors and provides capital markets services to our firm, our portfolio companies and third parties. We conduct our business with offices throughout the world, providing us with a pre-eminent global platform for sourcing transactions, raising capital and carrying out capital markets activities.

        As a global investment firm, we earn management, monitoring, transaction and incentive fees for providing investment management, monitoring and other services to our funds, vehicles, collateralized loan obligations, managed accounts, specialty finance company and portfolio companies, and we generate transaction-specific income from capital markets transactions. We earn additional investment income from investing our own capital alongside that of our fund investors and from the carried interest we receive from our funds and certain of our other investment vehicles.

        KKR & Co. L.P. is a Delaware limited partnership, and we conduct our business through our subsidiaries. Our common units are publicly traded on the NYSE under the symbol "KKR."

        Our principal executive offices are located at 9 West 57th Street, Suite 4200, New York, New York 10019, and our telephone number is +1 (212) 750-8300. Additional information about us and our subsidiaries is included in documents incorporated by reference into this prospectus. See "Where You Can Find More Information" on page 49 of this prospectus.

 RISK FACTORS

        The purchase and holding of our common units involves various risks. You should carefully consider the risk described below and each of the risks described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 24, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 7, 2014, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov, and all of the other information included or incorporated by reference in this prospectus when acquiring or holding our common units.

         The KKR & Co. L.P. common units issued pursuant to awards under the KKR & Co. L.P. 2010 Equity Incentive Plan will be available for sale in the open market and may dilute the holdings of other common unitholders.

        Under our Equity Incentive Plan we may grant to our employees awards representing our common units. The issuance of common units pursuant to awards under the Equity Incentive Plan would dilute common unitholders and KKR Holdings pro rata in accordance with their respective percentage interests in the KKR Group Partnerships. The total number of our common units that may initially be issued under our Equity Incentive Plan is equivalent to 15% of the number of fully diluted common units outstanding. We have filed a registration statement on Form S-8 under the Securities Act to register common units issued or covered by our Equity Incentive Plan and intend to file one or more registration statements on Form S-8 under the Securities Act to register common units issued or covered by any other plans under which our employees and others providing services to us may receive common units. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, common units registered under such registration statements will be available for sale in the open market. The administrator of the Equity Incentive Plan is expected to reduce the maximum number of common units eligible to be issued under the Equity Incentive Plan by the number of common units issued and sold pursuant to this Registration Statement unless a reduction is already provided for with respect to such awards under the terms of the Equity Incentive Plan. However, the administrator is not obligated to do so, and from time to time the maximum number of common units to be issued under the Equity Incentive Plan may not be reduced by the number of common units issued and sold pursuant to this Registration Statement, of which this prospectus forms a part, which may dilute the holdings of other common unitholders.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as "outlook," "believe," "expect," "potential," "continue," "may," "should," "seek," "approximately," "predict," "intend," "will," "plan," "estimate," "anticipate", the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. Forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, the risk described above and those described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 24, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 7, 2014, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and our periodic filings. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

 USE OF PROCEEDS

        We intend to use the net proceeds of any sale of our common units (1) to pay the amount of withholding taxes, social benefit payments or similar payments payable by us in respect of awards granted pursuant to the Plans, (2) for the amount of cash delivered in respect of awards granted pursuant to the Plans that are settled in cash instead of common units, and (3) to the extent the net proceeds from the sale of common units exceeds the amounts due under clauses (1) and (2), for general corporate purposes. We may provide additional information on the use of the net proceeds from the sale of our common units in an applicable prospectus supplement or other offering materials relating to the common units.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our Managing Partner and its affiliates, including each party's respective owners, on the one hand, and our partnership and our limited partners, on the other hand. Whenever a potential conflict arises between our Managing Partner or its affiliates, on the one hand, and us or any limited partner, on the other hand, our Managing Partner will resolve that conflict. Our limited partnership agreement contains provisions that reduce and eliminate our Managing Partner's duties, including fiduciary duties, to our unitholders. Our limited partnership agreement also restricts the remedies available to unitholders for actions taken that without those limitations might constitute breaches of duty, including fiduciary duties.

        Under our limited partnership agreement, our Managing Partner will not be in breach of its obligations under the limited partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee, although our Managing Partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our Managing Partner or any of its affiliates, although our Managing Partner is not obligated to seek such approval;

  •
  on terms which are, in the aggregate, no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our Managing Partner may, but is not required to, seek the approval of such resolution from the conflicts committee or our unitholders. If our Managing Partner does not seek approval from the conflicts committee or our unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that in making its decision the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us or any other person bound by our limited partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our limited partnership agreement, our Managing Partner or the conflicts committee may consider any factors it determines in its sole discretion to consider when resolving a conflict. Our limited partnership agreement provides that our Managing Partner will be conclusively presumed to be acting in good faith if our Managing Partner subjectively believes that the determination made or not made is in the best interests of the partnership.

Covered Agreements

        The conflicts committee is responsible for enforcing our rights under any of the exchange agreement, the tax receivable agreement, the limited partnership agreement of any KKR Group Partnership, or our limited partnership agreement, which we refer collectively to as the covered agreements, against KKR Holdings and certain of its subsidiaries and designees, a general partner or limited partner of KKR Holdings, or a person who holds a partnership or equity interest in the foregoing entities. For a description of the tax receivable agreement, see "Item 13. Certain Relationships and Related Party Transactions, and Director Independence—Tax Receivable Agreement" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on February 24,

2014. The conflicts committee is also authorized to take any action pursuant to any authority or rights granted to such committee under any covered agreement or with respect to any amendment, supplement, modification or waiver to any such agreement that would purport to modify such authority or rights. In addition, the conflicts committee shall approve any amendment to any of the covered agreements that in the reasonable judgment of our Managing Partner's board of directors creates or will result in a conflict of interest.

Potential Conflicts

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our Managing Partner may affect the amount of cash flow from operations to our unitholders.

        The amount of cash flow from operations that is available for distribution to our unitholders is affected by decisions of our Managing Partner regarding such matters as:

  •
  the amount and timing of cash expenditures, including those relating to compensation;

  •
  the amount and timing of investments and dispositions;

  •
  levels of indebtedness;

  •
  tax matters;

  •
  levels of reserves; and

  •
  issuances of additional partnership securities.

        In addition, borrowings by our limited partnership and our affiliates from our Managing Partner and its affiliates do not constitute a breach of any duty owed by our Managing Partner to our unitholders. Our partnership agreement provides that we and our subsidiaries may borrow funds from our Managing Partner and its affiliates on terms that are fair and reasonable to us. Under our limited partnership agreement, those borrowings will be deemed to be fair and reasonable if: (i) they are approved in accordance with the terms of the limited partnership agreement; (ii) the terms are no less favorable to us than those generally being provided to or available from unrelated third parties; or (iii) the terms are fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be or have been particularly favorable or advantageous to us.

We will reimburse our Managing Partner and its affiliates for expenses.

        We will reimburse our Managing Partner and its affiliates for costs incurred in managing and operating our partnership and our business. For example, we do not elect, appoint or employ any directors, officers or other employees. All of those persons are elected, appointed or employed by our Managing Partner on our behalf. Our limited partnership agreement provides that our Managing Partner will determine the expenses that are allocable to us.

Our Managing Partner has limited its liability regarding our obligations.

        Our Managing Partner has limited its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our Managing Partner, its assets or its owners. Our limited partnership agreement provides that any action taken by our Managing Partner to limit its liability or our liability is not a breach of our Managing Partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. The limitation on our Managing

Partner's liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

Our unitholders will have no right to enforce obligations of our Managing Partner and its affiliates under agreements with us.

        Any agreements between us on the one hand, and our Managing Partner and its affiliates on the other, will not grant our unitholders, separate and apart from us, the right to enforce the obligations of our Managing Partner and its affiliates in our favor.

Contracts between us, on the one hand, and our Managing Partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our limited partnership agreement allows our Managing Partner to determine in its sole discretion any amounts to pay itself or its affiliates for any services rendered to us. Our Managing Partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our limited partnership agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our Managing Partner and its affiliates on the other, are or will be the result of arm's-length negotiations. Our Managing Partner will determine the terms of these transactions so long as such arrangements are fair and reasonable to us as determined under our partnership agreement. Our Managing Partner and its affiliates will have no obligation to permit us to use any facilities or assets of our Managing Partner and its affiliates, except as may be provided in contracts entered into specifically dealing with such use. There will not be any obligation of our Managing Partner and its affiliates to enter into any contracts of this kind.

Our common units are subject to our Managing Partner's limited call right.

        Our Managing Partner may exercise its right to call and purchase common units as provided in our limited partnership agreement or assign this right to one of its affiliates or to us. Our Managing Partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a unitholder may have his common units purchased from him at an undesirable time or price. See "Description of Our Limited Partnership Agreement—Limited Call Right."

We may choose not to retain separate counsel for ourselves or for the holders of common units.

        Attorneys, independent accountants and others who will perform services for us are selected by our Managing Partner or the conflicts committee, and may perform services for our Managing Partner and its affiliates. We may retain separate counsel for ourselves or our unitholders in the event of a conflict of interest between our Managing Partner and its affiliates on the one hand, and us or our unitholders on the other, depending on the nature of the conflict, but are not required to do so.

Our Managing Partner's affiliates may compete with us.

        Our partnership agreement provides that our Managing Partner will be restricted from engaging in any business activities other than activities incidental to its ownership of interests in us. Except as provided in the non-competition, non-solicitation and confidentiality agreements to which our principals will be subject, affiliates of our Managing Partner, including its owners, are not prohibited from engaging in other businesses or activities, including those that might compete directly with us.

Certain of our subsidiaries have obligations to investors in our investment funds and may have obligations to other third parties that may conflict with your interests.

        Our subsidiaries that serve as the investment advisors or general partners of our investment funds have fiduciary and contractual obligations to the investors in those funds and some of our subsidiaries, including those subsidiaries that are broker-dealers, may have contractual duties to other third parties. As a result, we expect to regularly take actions with respect to the allocation of investments among our investment funds (including funds that have different fee structures), the purchase or sale of investments in our investment funds, the structuring of investment transactions for those funds, the advice and services we provide or otherwise that comply with these fiduciary and contractual obligations. In addition, our principals have made personal investments in a variety of our investment funds, which may result in conflicts of interest among investors in our funds or our unitholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

U.S. federal income tax considerations of our principals may conflict with your interests.

        Because our principals will hold a portion of their KKR Group Partnership Units directly or through entities that are not subject to corporate income taxation and we hold our units in one of the KKR Group Partnerships through a subsidiary that is subject to taxation as a corporation in the United States, conflicts may arise between our principals and our partnership relating to the selection and structuring of investments or transactions. Our unitholders will be deemed to expressly acknowledge that our Managing Partner is under no obligation to consider the separate interests of such holders, including among other things the tax consequences to our unitholders, in deciding whether to cause us to take or decline to take any actions.

Fiduciary Duties

        Our Managing Partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to our unitholders by our Managing Partner are prescribed by law and our limited partnership agreement. The Delaware Limited Partnership Act provides that Delaware limited partnerships may in their partnership agreements expand, restrict or eliminate the duties, including fiduciary duties, otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying, restricting and eliminating the duties, including fiduciary duties, that might otherwise be owed by our Managing Partner. We have adopted these restrictions to allow our Managing Partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without these modifications, our Managing Partner's ability to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to our unitholders because they restrict the remedies available to our unitholders for actions that without those limitations might constitute breaches of duty, including a fiduciary duty, as described below, and they permit our Managing Partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

        The following is a summary of the material restrictions on the fiduciary duties owed by our Managing Partner to our unitholders:

General
State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction that is not in the best interests of the partnership where a conflict of interest is present.
Partnership Agreement Modified Standards

•

Our limited partnership agreement contains provisions that waive duties of or consent to conduct by our Managing Partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our limited partnership agreement provides that when our Managing Partner, in its capacity as our Managing Partner, is permitted to or required to make a decision in its "sole discretion" or "discretion" or that it deems "necessary or appropriate" or "necessary or advisable" then our Managing Partner will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting us or any limited partners, including our unitholders, and will not be subject to any different standards imposed by the limited partnership agreement, the Delaware Limited Partnership Act or under any other law, rule or regulation or in equity. In addition, when our Managing Partner is acting in its individual capacity, as opposed to in its capacity as our Managing Partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our Managing Partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our Managing Partner, our limited partnership agreement further provides that our Managing Partner and its officers and directors will not be liable to us, our limited partners, including our unitholders, or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our Managing Partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

General
Special Provisions Regarding Affiliated Transactions

Our limited partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our Managing Partner or by our unitholders must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
• fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our Managing Partner does not seek approval from the conflicts committee or our unitholders and the board of directors of our Managing Partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner, including our unitholders, or our partnership or any other person bound by our limited partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our Managing Partner would otherwise be held.

Rights and Remedies of Unitholders

The Delaware Limited Partnership Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners. Our limited partnership agreement provides that legal action may only be instituted in Delaware.

        By holding our common units, each unitholder will automatically agree to be bound by the provisions in our partnership agreement, including the provisions described above and as described in "Description of Our Limited Partnership Agreement" beginning on page 14 of this prospectus. This is in accordance with the policy of the Delaware Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a unitholder to sign our limited partnership agreement does not render our partnership agreement unenforceable against that person.

        We have agreed to indemnify our Managing Partner and any of its affiliates and any member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of our partnership, our Managing Partner or any of our affiliates and certain other specified persons, to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by our Managing Partner or these other persons. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Thus, our Managing Partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. See "Description of Our Limited Partnership Agreement—Indemnification" beginning on page 23 of this prospectus.

DESCRIPTION OF OUR COMMON UNITS

Common Units

        Our common units represent limited partner interests in our partnership. Our unitholders are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our limited partnership agreement. We are dependent upon the KKR Group Partnerships to fund any distributions we may make to our unitholders. For a description of the relative rights and preferences of holders of our common units in and to our distributions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity—Liquidity Needs—Distributions," in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 24, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 7, 2014 and incorporated by reference in this prospectus.

        Unless our Managing Partner determines otherwise, we issue all our common units in uncertificated form.

Number of Common Units and Further Issuances

        As of May 14, 2014, we had 408,004,049 common units outstanding. Our limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of our unitholders. In accordance with the Delaware Limited Partnership Act and the provisions of our limited partnership agreement, we may also issue additional partner interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units.

Where Our Common Units Are Traded

        Our outstanding common units are listed on the NYSE under the symbol "KKR."

Transfer of Common Units

        By acceptance of the transfer of our common units in accordance with our limited partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

  •
  will represent that the transferee has the capacity, power and authority to enter into our limited partnership agreement;

  •
  will become bound by the terms of, and will be deemed to have agreed to be bound by, our limited partnership agreement; and

  •
  will give the consents, approvals, acknowledgements and waivers set forth in our partnership agreement.

        A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our Managing Partner may cause any transfers to be recorded on our books and records no less frequently than quarterly.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder's rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for our common units.

 DESCRIPTION OF OUR LIMITED PARTNERSHIP AGREEMENT

        The following is a description of the material terms of our limited partnership agreement and is qualified in its entirety by reference to all of the provisions of our limited partnership agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Because this description is only a summary of the terms of our limited partnership agreement, it does not contain all of the information that you may find important. For additional information, you should read "Description of Our Common Units" and "Material U.S. Federal Tax Considerations."

Our Managing Partner

        Our Managing Partner manages all of our operations and activities. Our Managing Partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business. Our Managing Partner is wholly owned by our principals and controlled by our founders. Common unitholders have only limited voting rights relating to certain matters and, therefore, will have limited or no ability to influence management's decisions regarding our business.

Purpose

        Under our limited partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our Managing Partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Power of Attorney

        Each limited partner, and each person who acquires a limited partner interest in accordance with the limited partnership agreement, grants to our Managing Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our Managing Partner the authority to amend, and to make consents and waivers under, the limited partnership agreement and certificate of limited partnership, in each case in accordance with the limited partnership agreement.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability." Our Managing Partner is not obliged to make any capital contributions.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Limited Partnership Act and that he otherwise acts in conformity with the provisions of the limited partnership agreement, his liability under the Delaware Limited Partnership Act would be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

  •
  to approve some amendments to the limited partnership agreement; or

  •
  to take other action under the limited partnership agreement, constituted "participation in the control" of our business for the purposes of the Delaware Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our Managing Partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our limited partnership agreement nor the Delaware Limited Partnership Act specifically will provide for legal recourse against our Managing Partner if a limited partner were to lose limited liability through any fault of our Managing Partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law. The limitation on our Managing Partner's liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act of 1933.

        Under the Delaware Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the limited partnership agreement.

        Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to approve some amendments to the limited partnership agreement or to take other action under the limited partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our Managing Partner. We intend to operate in a manner that our Managing Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        The limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of any limited partners.

        In accordance with the Delaware Limited Partnership Act and the provisions of the limited partnership agreement, we could also issue additional partner interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to common units.

Distributions

        Distributions will be made to the partners pro rata according to the percentages of their respective partner interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity—Liquidity Needs—Distributions," in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 24, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 7, 2014 and incorporated by reference in this prospectus.

Amendment of the Limited Partnership Agreement

General

        Amendments to our limited partnership agreement may be proposed only by our Managing Partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, our Managing Partner must seek approval of the holders of a majority of the outstanding voting units (as defined below) in order to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. On any matter that may be submitted for a vote of unitholders, the holders of KKR Group Partnership Units hold special voting units in our partnership that provide them with a number of votes that is equal to the aggregate number of KKR Group Partnership Units that they then hold and entitle them to participate in the vote on the same basis as unitholders of our partnership. See "—Meetings; Voting." The KKR Group Partnership Units, other than the KKR Group Partnership Units held by us, are owned by KKR Holdings, which is owned by our principals and other persons and controlled by our founders.

Prohibited Amendments

        No amendment may be made that would:

  (1)
  enlarge the obligations of any limited partner without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partner interests in relation to other classes of partner interests may be approved by the holders of at least a majority of the type or class of partner interests so affected; or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our Managing Partner or any of its affiliates without the consent of our Managing Partner, which may be given or withheld in its sole discretion.

        The provision of the limited partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding voting units.

No Limited Partner Approval

        Our Managing Partner may generally make amendments to the limited partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

  (1)
  a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with the limited partnership agreement;

  (3)
  a change that our Managing Partner determines is necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

  (4)
  an amendment that our Managing Partner determines to be necessary or appropriate to address certain changes in U.S. federal, state and local income tax regulations, legislation or interpretation;

  (5)
  an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our Managing Partner or its directors, officers, employees, agents or trustees, from having a material risk of being in any manner subjected to the provisions of the Investment Company Act, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

  (6)
  a change in our fiscal year or taxable year and related changes;

  (7)
  an amendment that our Managing Partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities;

  (8)
  any amendment expressly permitted in the limited partnership agreement to be made by our Managing Partner acting alone;

  (9)
  an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of the limited partnership agreement;

  (10)
  an amendment effected, necessitated or contemplated by an amendment to the partnership agreement of a KKR Group Partnership that requires unitholders of the KKR Group Partnership to provide a statement, certification or other proof of evidence regarding whether such unitholder is subject to U.S. federal income taxation on the income generated by the KKR Group Partnership;

  (11)
  any amendment that in the sole discretion of our Managing Partner is necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the partnership agreement;

  (12)
  a merger, conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance;

  (13)
  any amendment that our Managing Partner determines to be necessary or appropriate to cure any ambiguity, omission, mistake, defect or inconsistency; or

  (14)
  any other amendments substantially similar to any of the matters described in (1) through (13) above.

        In addition, our Managing Partner could make amendments to the limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of our Managing Partner:

  (1)
  do not adversely affect our limited partners considered as a whole (or adversely affect any particular class of partner interests as compared to another class of partner interests) in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state, local or non-U.S. agency or judicial authority or contained in any federal, state, local or non-U.S. statute (including the Delaware Limited Partnership Act);

  (3)
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our Managing Partner relating to splits or combinations of units under the provisions of the limited partnership agreement; or

  (5)
  are required to effect the intent of the provisions of the limited partnership agreement or are otherwise contemplated by the limited partnership agreement.

Opinion of Counsel and Limited Partner Approval

        Our Managing Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—No Limited Partner Approval" should occur. No other amendments to the limited partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under "—Merger, Sale or Other Disposition of Assets" or an amendment described in the following paragraphs) will become effective without the approval of holders of at least 90% of the outstanding voting units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under the Delaware Limited Partnership Act of any of the limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partner interests in relation to other classes of partner interests will also require the approval of the holders of at least a majority of the outstanding partner interests of the class so affected.

        In addition, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        The limited partnership agreement provides that our Managing Partner may, with the approval of the holders of at least a majority of the outstanding voting units, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approve the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our Managing Partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without the prior approval of the holders of our outstanding voting units. Our Managing Partner could also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without the prior approval of the holders of our outstanding voting units.

        If conditions specified in the limited partnership agreement are satisfied, our Managing Partner may in its sole discretion convert or merge our partnership or any of its subsidiaries into, or convey some or all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in its legal form into another limited liability entity. The unitholders will not be entitled to dissenters' rights of appraisal under the limited partnership agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Election to be Treated as a Corporation

        If our Managing Partner, in its sole discretion, determines that it is no longer in our interests to continue as a partnership for U.S. federal income tax purposes, our Managing Partner may elect to treat our partnership as an association or as a publicly traded partnership taxable as a corporation for

U.S. federal (and applicable state) income tax purposes or may choose to effect such change by merger, conversion or otherwise.

Dissolution

        The partnership will dissolve upon:

  (1)
  the election of our Managing Partner to dissolve our partnership, if approved by the holders of a majority of the voting power of the partnership's outstanding voting units;

  (2)
  there being no limited partners, unless our partnership is continued without dissolution in accordance with the Delaware Limited Partnership Act;

  (3)
  the entry of a decree of judicial dissolution of our partnership pursuant to the Delaware Limited Partnership Act; or

  (4)
  the withdrawal of our Managing Partner or any other event that results in its ceasing to be our Managing Partner other than by reason of a transfer of general partner interests or withdrawal of our Managing Partner following approval and admission of a successor, in each case in accordance with the limited partnership agreement.

        Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding voting units could also elect, within specific time limitations, to continue the partnership's business without dissolution on the same terms and conditions described in the limited partnership agreement by appointing as a successor Managing Partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to the partnership's receipt of an opinion of counsel to the effect that (i) the action would not result in the loss of limited liability of any limited partner and (ii) neither we nor any of our subsidiaries (excluding those formed or existing as corporations) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, our Managing Partner shall act, or select one or more persons to act, as liquidator. Unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our Managing Partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in the limited partnership agreement and by law, and thereafter, to the limited partners pro rata according to the percentages of their respective partner interests as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

Withdrawal of our Managing Partner

        Except as described below, our Managing Partner will agree not to withdraw voluntarily as our Managing Partner prior to December 31, 2020 without obtaining the approval of the holders of at least a majority of the outstanding voting units, excluding voting units held by our Managing Partner and its affiliates, and furnishing an opinion of counsel regarding tax and limited liability matters. On or after December 31, 2020, our Managing Partner may withdraw as Managing Partner without first obtaining approval of any common unitholder by giving 90 days' advance notice, and that withdrawal will not constitute a violation of the limited partnership agreement. Notwithstanding the foregoing, our Managing Partner could withdraw at any time without unitholder approval upon 90 days' advance notice to the limited partners if at least 50% of the outstanding common units are beneficially owned, owned of record or otherwise controlled by one person and its affiliates other than our Managing Partner and its affiliates.

        Upon the withdrawal of our Managing Partner under any circumstances, the holders of a majority of the voting power of the partnership's outstanding voting units may elect a successor to that withdrawing Managing Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the partnership will be dissolved, wound up and liquidated, unless within specific time limitations after that withdrawal, the holders of a majority of the voting power of the partnership's outstanding voting units agree in writing to continue our business and to appoint a successor Managing Partner. See "—Dissolution" above.

        Our Managing Partner may not be removed or expelled, with or without cause, by unitholders.

        In the event of withdrawal of a Managing Partner, the departing Managing Partner will have the option to require the successor Managing Partner to purchase the general partner interest of the departing Managing Partner for a cash payment equal to its fair market value. This fair market value will be determined by agreement between the departing Managing Partner and the successor Managing Partner. If no agreement is reached within 30 days of our Managing Partner's departure, an independent investment banking firm or other independent expert, which, in turn, may rely on other experts, selected by the departing Managing Partner and the successor Managing Partner will determine the fair market value. If the departing Managing Partner and the successor Managing Partner cannot agree upon an expert within 45 days of our Managing Partner's departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing Managing Partner or the successor Managing Partner, the departing Managing Partner's general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing Managing Partner for all amounts due the departing Managing Partner, including without limitation all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing Managing Partner or its affiliates for the partnership's benefit.

Transfer of General Partner Interests

        Except for transfer by our Managing Partner of all, but not less than all, of its general partner interests in the partnership to an affiliate of our Managing Partner, or to another entity as part of the merger or consolidation of our Managing Partner with or into another entity or the transfer by our Managing Partner of all or substantially all of its assets to another entity, our Managing Partner may not transfer all or any part of its general partner interest in the partnership to another person prior to December 31, 2018 without the approval of the holders of at least a majority of the voting power of the partnership's outstanding voting units, excluding voting units held by our Managing Partner and its affiliates. On or after December 31, 2018, our Managing Partner may transfer all or any part of its general partner interest without first obtaining approval of any unitholder. As a condition of this transfer, the transferee must assume the rights and duties of our Managing Partner to whose interest that transferee has succeeded, agree to be bound by the provisions of the limited partnership agreement and furnish an opinion of counsel regarding limited liability matters. At any time, the members of our Managing Partner may sell or transfer all or part of their limited liability company interests in our Managing Partner without the approval of the unitholders.

Limited Call Right

        If at any time:

  (i)
  less than 10% of the then issued and outstanding limited partner interests of any class (other than special voting units), including our limited partnership units, are held by persons other than our Managing Partner and its affiliates; or

  (ii)
  the partnership is subjected to registration under the provisions of the Investment Company Act, our Managing Partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our Managing Partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

  (1)
  the current market price as of the date three days before the date the notice is mailed; and

  (2)
  the highest cash price paid by our Managing Partner or any of its affiliates acting in concert with us for any limited partner interests of the class purchased within the 90 days preceding the date on which our Managing Partner first mails notice of its election to purchase those limited partner interests.

        As a result of our Managing Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The U.S. tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his limited partnership units in the market. See "Material U.S. Federal Tax Considerations."

Sinking Fund; Preemptive Rights

        We will not establish a sinking fund and will not grant any preemptive rights with respect to the partnership's limited partner interests.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of our limited partnership units then outstanding, record holders of limited partnership units or of the special voting units to be issued to holders of KKR Group Partnership Units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act.

        Except as described below regarding a person or group owning 20% or more of our limited partnership units then outstanding, each record holder of a common unit will be entitled to a number of votes equal to the number of limited partnership units held. In addition, we issued special voting units to each holder of KKR Group Partnership Units that provide them with a number of votes that is equal to the aggregate number of KKR Group Partnership Units that they hold and entitle them to participate in the vote on the same basis as unitholders. We refer to our common units and special voting units as "voting units." If the ratio at which KKR Group Partnership Units are exchangeable for our common units changes from one-for-one, the number of votes to which the holders of the special voting units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See "—Issuance of Additional Securities" above.

        In the case of common units held by our Managing Partner on behalf of non-citizen assignees, our Managing Partner will distribute the votes on those units in the same ratios as the votes of partners in respect of other limited partner interests are cast. Our Managing Partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consents in writing describing the action so taken are signed by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting. Meetings of the limited partners may be called by our Managing Partner or by limited partners owning at least 50% or more of the voting power of the outstanding limited partner interests of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

        However, if at any time any person or group (other than our Managing Partner and its affiliates, or a direct or subsequently approved transferee of our Managing Partner or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of our units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Our units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Status as Limited Partner

        By transfer of our units in accordance with our limited partnership agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in the limited partnership's books and records. Except as described under "—Limited Liability" above, in our limited partnership agreement or pursuant to Section 17-804 of the Delaware Limited Partnership Act (which relates to the liability of a limited partner who receives a distribution of assets upon the winding up of a limited partnership and who knew at the time of such distribution that it was in violation of this provision) the units will be fully paid and non-assessable.

Non-Citizen Assignees; Redemption

        If the partnership is or becomes subject to U.S. federal, state, local, foreign or other laws or regulations that in the determination of our Managing Partner create a substantial risk of cancellation or forfeiture of any property in which the partnership has an interest because of the nationality, citizenship or other related status of any limited partner, we may redeem the common units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our Managing Partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our Managing Partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his limited partnership units and may not receive distributions in kind upon our partnership's liquidation.

Indemnification

        Under the limited partnership agreement, in most circumstances we would indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

  •
  our Managing Partner;

  •
  any departing Managing Partner;

  •
  any person who is or was an affiliate of a Managing Partner or any departing Managing Partner;

  •
  any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of partnership or its subsidiaries, our Managing Partner or any departing Managing Partner or any affiliate of partnership or its subsidiaries, our Managing Partner or any departing Managing Partner;

  •
  any person who is or was serving at the request of a Managing Partner or any departing Managing Partner or any affiliate of a Managing Partner or any departing Managing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or

  •
  any person designated by our Managing Partner.

        We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the partnership's assets. Unless it otherwise agrees, our Managing Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the partnership to enable the partnership to effectuate indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant KKR fund to the extent applicable. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether the partnership would have the power to indemnify the person against liabilities under the limited partnership agreement.

Exclusive Delaware Jurisdiction

        The limited partnership agreement provides that each of the limited partners and the Managing Partner and each person holding any beneficial interest in our partnership, to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the limited partnership agreement shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

Books and Reports

        Our Managing Partner is required to keep appropriate books of the partnership's business at its principal offices or any other place designated by our Managing Partner. The books would be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year ends on December 31.

        As soon as reasonably practicable after the end of each fiscal year, we will furnish to each partner tax information (including a Schedule K-1), which describes on a U.S. dollar basis such partner's share of our income, gain, loss and deduction for the preceding taxable year. It may require longer than 90 days after the end of the fiscal year to obtain the requisite information from all lower-tier entities so that Schedule K-1s may be prepared for our partnership. Consequently, holders of common units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us.

Right to Inspect Our Books and Records

        The limited partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

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  promptly after becoming available, a copy of our U.S. federal, state and local income tax returns; and

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  copies of the limited partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

        Our Managing Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our Managing Partner believes is not in the partnership's best interests or which the partnership is required by law or by agreements with third parties to keep confidential.

 COMMON UNITS ELIGIBLE FOR FUTURE SALE

General

        We cannot predict the effect, if any, future sales of common units, or the availability for future sale of common units, will have on the market price of our common units prevailing from time to time. The sale of substantial amounts of our common units in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common units.

        As of May 14, 2014 we have 408,004,049 common units outstanding, which amount excludes common units that may become issuable subsequent to such date from time to time, including (i) common units beneficially owned by KKR Holdings through its ownership of KKR Group Partnership Units, (ii) common units available for future issuance under the Equity Incentive Plan, (iii) common units available for future issuance in connection with our acquisition of Avoca Capital, which was announced on our Current Report on Form 8-K filed with the SEC on October 18, 2013 and described in our Registration Statement on Form S-3 filed with the SEC on February 28, 2014, as amended and (iv) common units available for future issuance in connection with our acquisition of Prisma Capital Partners LP, which was announced on our Current Report on Form 8-K filed with the SEC on June 18, 2012 and described in our Registration Statement on Form S-3 filed with the SEC on May 16, 2014.

        As of May 14, 2014 KKR Holdings owns 393,357,457 KKR Group Partnership Units that may be exchanged, on a quarterly basis, for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. Except for interests held by our founders and certain interests held by other executives that were vested upon grant, interests in KKR Holdings that are held by our principals are subject to time based vesting up to a five-year period from the date of grant or performance based vesting and, following such vesting, additional restrictions on exchange for a period of one or two years. Pursuant to a registration rights agreement with KKR Holdings, we have previously registered the issuance of our common units to permit holders of KKR Group Partnership Units who exchange their KKR Group Partnership Units to sell without restriction in the open market or otherwise any of our common units that they receive upon exchange.

        Under our Equity Incentive Plan we may grant to our employees awards representing our common units. The issuance of common units pursuant to awards under the Equity Incentive Plan would dilute common unitholders and KKR Holdings pro rata in accordance with their respective percentage interests in the KKR Group Partnerships. The total number of our common units that may initially be issued under our Equity Incentive Plan is equivalent to 15% of the number of fully diluted common units outstanding. We have filed a registration statement on Form S-8 under the Securities Act to register common units issued or covered by our Equity Incentive Plan and intend to file one or more registration statements on Form S-8 under the Securities Act to register common units issued or covered by any other plans under which our employees and others providing services to us may receive common units. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, common units registered under such registration statements will be available for sale in the open market. The administrator of the Equity Incentive Plan is expected to reduce the maximum number of common units eligible to be issued under the Equity Incentive Plan by the number of common units issued and sold pursuant to this Registration Statement unless such reduction is already provided for with respect to such awards under the terms of the Equity Incentive Plan. See "Risk Factors—The KKR & Co. L.P. common units issued pursuant to awards under the KKR & Co. L.P. 2010 Equity Incentive Plan will be available for sale in the open market and may dilute the holdings of other common unitholders."

        Our limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of any limited partners. See "Description of Our Limited Partnership Agreement—Issuance of Additional Securities."

Rule 144

        In general, under Rule 144 as currently in effect, a person, including an affiliate of ours, who has beneficially owned common units for at least six months, is entitled to sell in any three-month period a number of common units that does not exceed the greater of:

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  1% of the number of common units then outstanding, as shown by the most recent report or statement by us, which percentage will represent 4,080,041 common units based on the number of common units outstanding of 408,004,049; and

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  the average weekly trading volume of our common units on the NYSE during the four calendar weeks preceding (a) the date on which notice of sale is filed on Form 144 with respect to such sale or (b) if no notice of sale is required, the date of the receipt of the order or the date of execution, as applicable.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

        In addition, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned the common units proposed to be sold for at least six months would be entitled to sell an unlimited number of common units under Rule 144 provided current public information about us is available and, after one year, an unlimited number of common units without restriction.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        This summary discusses the material U.S. federal tax considerations related to the ownership and disposition of our common units as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code (the "Code"), on the regulations promulgated thereunder and on published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of common unitholders, some of which, such as banks, thrifts, insurance companies, persons liable for the alternative minimum tax, dealers, common unitholders who were deemed to own 10% or more of any foreign corporation owned by us (taking into account the common unitholder's interest in such foreign corporation as a result of their ownership interest in us or otherwise), and other common unitholders that do not own their common units as capital assets, may be subject to special rules. Tax-exempt organizations and mutual funds are discussed separately below. The actual tax consequences of the ownership of our common units will vary depending on your circumstances.

        For purposes of this discussion, a "U.S. Holder" is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a holder (other than a partnership) that is not a U.S. Holder.

        If a partnership holds our common units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds our common units, you should consult your tax advisors. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

        Common unitholders should consult their own tax advisors concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the ownership and disposition of common units, as well as any consequences under the laws of any other taxing jurisdiction. This discussion only addresses the material U.S. federal tax considerations of the ownership and disposition of common units and does not address the tax considerations under the laws of any tax jurisdiction other than the United States. Non-U.S. Holders, therefore, should consult their own tax advisors regarding the tax consequences to them of the ownership and disposition of common units under the laws of their own taxing jurisdiction.

Taxation of Our Partnership

        Subject to the discussion set forth in the next paragraph, an entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity for U.S. federal income tax purposes and incurs no U.S. federal income tax liabilities. Each partner of a partnership is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of the extent to which, or whether, it receives cash distributions from the partnership, and thus may incur income tax liabilities unrelated to (and in excess of) any distributions from the partnership. Distributions of cash by a partnership to a partner are not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership," unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if

(i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We are a publicly traded partnership.

        However, an exception to taxation as a corporation, referred to as the "Qualifying Income Exception," exists if at least 90% of the partnership's gross income for every taxable year consists of "qualifying income" and the partnership is not required to register under the Investment Company Act. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        Our Managing Partner has adopted a set of investment policies and procedures that govern the types of investments we can make (and income we can earn), including structuring certain investments through entities, such as our intermediate holding company, classified as corporations for U.S. federal income tax purposes (as discussed further below), to ensure that we will meet the Qualifying Income Exception in each taxable year. Except as otherwise noted, the remainder of this discussion assumes that we will be taxed as a partnership and not as a corporation for U.S. federal income tax purposes.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, or if we are required to register under the Investment Company Act, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the common unitholders in liquidation of their interests in us. Based on current law, this deemed contribution and liquidation would be tax-free to common unitholders so long as we do not have liabilities in excess of the tax basis of our assets at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

        If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our common unitholders, and we would be subject to U.S. corporate income tax on our taxable income. Distributions made to our common unitholders would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder's tax basis in the common units, or as taxable capital gain, after the holder's basis is reduced to zero. In addition, in the case of Non-U.S. Holders, distributions treated as dividends would be subject to withholding tax. Accordingly, treatment as a corporation would materially reduce a holder's after-tax return and thus could result in a reduction of the value of the common units.

        If at the end of any taxable year we fail to meet the Qualifying Income Exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if: (i) the failure is cured within a reasonable time after discovery; (ii) the failure is determined by the IRS to be inadvertent; and (iii) we agree to make such adjustments (including adjustments with respect to our partners) or to pay such amounts as are required by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or our unitholders (during the failure period) will be required to pay such amounts as are determined by the IRS.

Taxation of our Intermediate Holding Company

        The income derived by us from KKR's fund management services and certain other business activities likely will not be qualifying income for purposes of the Qualifying Income Exception. Therefore, in order to meet the Qualifying Income Exception, we hold our interests in the KKR Group Partnership that holds such fund management companies and other investments that may not generate qualifying income for purposes of the Qualifying Income Exception, indirectly through our intermediate holding company, KKR Management Holdings Corp., which is treated as a corporation for U.S. federal income tax purposes.

        As the holder of KKR Management Holdings Corp. common stock, we are not taxed directly on the earnings of KKR Management Holdings Corp. or the earnings of entities held through KKR Management Holdings Corp. Rather, as a partner of KKR Management Holdings L.P., KKR Management Holdings Corp. incurs U.S. federal income taxes on its proportionate share of any net taxable income of KKR Management Holdings L.P. KKR Management Holdings Corp.'s liability for U.S. federal income taxes and applicable state, local and other taxes could be increased if the IRS were to successfully reallocate income or deductions of the related entities conducting KKR's business.

        Distributions of cash or other property that we receive from KKR Management Holdings Corp. will constitute dividends for U.S. federal income tax purposes to the extent paid from KKR Management Holdings Corp.'s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by KKR Management Holdings Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in the KKR Management Holdings Corp. common stock, and thereafter will be treated as a capital gain.

        If we form, for other purposes, a U.S. corporation or other entity treated as a U.S. corporation for U.S. federal income tax purposes, that corporation would be subject to U.S. federal income tax on its income.

Personal Holding Companies

        KKR Management Holdings Corp. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or PHC, for U.S. federal income tax purposes. Subject to certain exceptions, a U.S. corporation will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents).

        Due to applicable attribution rules, it is likely that five or fewer individuals or tax-exempt organizations will be treated as owning actually or constructively more than 50% of the value of KKR Management Holdings Corp. common stock. Consequently, KKR Management Holdings Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. If, as a factual matter, the income of KKR Management Holdings Corp. fails the PHC gross income test, it will be a PHC. Certain aspects of the gross income test cannot be predicted with certainty. Thus, no assurance can be given that KKR Management Holdings Corp. will not become a PHC following this offering or in the future.

        If KKR Management Holdings Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional 20% PHC tax on its undistributed PHC income, which generally includes the company's taxable income, subject to certain adjustments. If KKR Management Holdings Corp. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material. However, distributions of such income reduce the PHC income subject to tax.

Certain State, Local and Non-U.S. Tax Matters

        We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. For example, we and our subsidiaries may be subject to New York City unincorporated business tax. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our common unitholders may not conform to the U.S. federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to common unitholders as a credit against their U.S. federal income tax liability.

Consequences to U.S. Holders of Common Units

        The following is a summary of the material U.S. federal income tax consequences that will apply to you as a U.S. Holder of our common units.

        For U.S. federal income tax purposes, your allocable share of our items of income, gain, loss, deduction or credit will be governed by the limited partnership agreement for our partnership if such allocations have "substantial economic effect" or are determined to be in accordance with your interest in our partnership. We believe that for U.S. federal income tax purposes, such allocations will have substantial economic effect or be in accordance with your interest in our partnership, and our Managing Partner intends to prepare tax returns based on such allocations. If the IRS successfully challenges the allocations made pursuant to the limited partnership agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in the limited partnership agreement.

        The characterization of an item of our income, gain, loss, deduction or credit will be determined at our (rather than at your) level. Similarly, the characterization of an item of KKR Fund Holdings L.P.'s income, gain, loss deduction or credit will be determined at the level of KKR Fund Holdings L.P. or the level of any subsidiary partnership in which KKR Fund Holdings L.P. owns an interest rather than at our level. Distributions we receive from KKR Management Holdings Corp. will be taxable as dividend income to the extent of KKR Management Holdings Corp.'s current and accumulated earnings and profits and, to the extent allocable to individual holders of common units, they will be eligible for a reduced rate of tax of 20%, provided that certain holding period requirements are satisfied. Also, a U.S. Holder that is a corporation, subject to limitations, may be entitled to a dividends received deduction with respect to its shares of dividends paid to us by KKR Management Holdings Corp.

        We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. In addition, special provisions of the Code may be applicable to certain of our investments, and may affect the timing of our income, requiring us (and, consequently, you) to recognize taxable income before we (or you) receive cash, if any, attributable to such income. Accordingly, it is possible that your allocable share of our income for a particular taxable year could exceed any cash distribution you receive for the year, thus giving rise to an out-of-pocket tax liability for you.

Basis

        You will have an initial tax basis in your common units equal to the amount paid for your common units. Your basis will be increased by your share of our income and by increases in your share of our liabilities, if any. Your basis will be decreased, but not below zero, by distributions from us, by your share of our losses and by any decrease in your share of our liabilities.

        If you acquire common units in separate transactions you must combine the basis of those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of the common units, a portion of that tax basis must be allocated to the common units sold.

Limits on Deductions for Losses and Expenses

        Your deduction of your share of our losses will be limited to your tax basis in your common units and, if you are an individual or a corporate holder that is subject to the "at risk" rules, to the amount for which you are considered to be "at risk" with respect to our activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in your common units, reduced by (1) the portion of that basis attributable to your share of our liabilities for which you will not be personally liable and (2) any amount of money you borrow to acquire or hold your common units, if the lender of those borrowed funds owns an interest in us, is related to you or can look only to the common units for repayment. Your at risk amount will generally increase by your allocable share of our income and gain and decrease by cash distributions to you and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases.

        We do not expect to generate income or losses from "passive activities" for purposes of Section 469 of the Code. Accordingly, income allocated to you by us may not be offset by your Section 469 passive losses and losses allocated to you may not be used to offset your Section 469 passive income. In addition, other provisions of the Code may limit or disallow any deduction for losses by you or deductions associated with certain assets of the partnership in certain cases. You should consult with your tax advisors regarding the limitations on the deductibility of losses that you may be subject to under applicable sections of the Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

        Neither we nor any U.S. Holder may deduct organizational or syndication expenses. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

        Your share of our interest expense is likely to be treated as "investment interest" expense. If you are a non-corporate U.S. Holder, the deductibility of "investment interest" expense is limited to the amount of your "net investment income." Your share of our dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if you elect to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our interest expense.

        The computation of your investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but does not include long-term capital gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless the U.S. Holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

        Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual's adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions.

        The operating expenses of KKR Fund Holdings L.P., including any management fees paid, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Accordingly, if you are a non-corporate U.S. Holder, you should consult your tax advisors with respect to the application of these limitations.

Treatment of Distributions

        Distributions of cash by us will not be taxable to you to the extent of your adjusted tax basis (described above) in your common units. Any cash distributions in excess of your adjusted tax basis will be considered to be gain from the sale or exchange of your common units (described below). Under current laws, such gain would be treated as capital gain and would be long-term capital gain if your holding period for your common units exceeds one year, subject to certain exceptions (described below). A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Common Units

        You will recognize gain or loss on a sale of common units equal to the difference, if any, between the amount realized and your adjusted tax basis in the common units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of our liabilities, if any, at the time of such sale or exchange.

        Subject to the exceptions discussed in this paragraph, gain or loss recognized by you on the sale or exchange of a common unit will be taxable as capital gain or loss and will be long-term capital gain or loss if your holding period in your common units is greater than one year on the date of such sale or exchange. If we have not made a qualifying electing fund election, or QEF election, to treat our interest in a passive foreign investment company, or PFIC, as a qualified electing fund, or QEF, gain attributable to such an interest would be taxable as ordinary income and would be subject to an interest charge. In addition, certain gain attributable to our investment in a controlled foreign corporation, or CFC, may be ordinary income and certain gain attributable to "unrealized receivables" or "inventory items" would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables." The deductibility of capital losses is subject to limitations.

        Holders who acquire units at different times and intend to sell all or a portion of the units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain "split holding period" rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Foreign Tax Credit Limitations

        Subject to certain exceptions and limitations, you will be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our income and gains (other than the income and gains of our intermediate holding company). Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our foreign investments may be treated as U.S. source gains. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Section 754 Election

        We have an election in place pursuant to Section 754 of the Code. The election is irrevocable without the consent of the IRS, and will generally require us to adjust the tax basis in our assets, or "inside basis," attributable to a transferee of common units under Section 743(b) of the Code to reflect the purchase price of the common units paid by the transferee. In addition, KKR Management Holdings L.P. has made a Section 754 election. Therefore, similar adjustments will be made upon the transfer of interests in KKR Management Holdings L.P.

        Even though we will have a Section 754 election in effect, because there is no Section 754 election in effect for KKR Fund Holdings L.P., and we will not make an election for it, it is unlikely that our Section 754 election will provide any substantial benefit or detriment to a transferee of our common units.

        The calculations involved in the Section 754 election are complex. We will make them on the basis of assumptions as to the value of our assets and other matters.

Uniformity of Common Units, Transferor/Transferee Allocations

        Because we cannot match transferors and transferees of our common units, we will adopt depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain on the sale of our common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our common unitholders' tax returns.

        In addition, generally our taxable income and losses will be determined and apportioned among common unitholders using conventions we regard as consistent with applicable law. As a result, if you transfer your common units, you may be allocated income, gain, loss and deduction realized by us after the date of transfer. Similarly, a transferee may be allocated income, gain, loss and deduction realized by us prior to the date of the transferee's acquisition of our common units.

        Although Section 706 of the Code generally provides guidelines for allocations of items of partnership income and deductions between transferors and transferees of partner interests, it is not clear that our allocation method complies with its requirements. If our convention were not permitted, the IRS might contend that our taxable income or losses must be reallocated among the common unitholders. If such a contention were sustained, your respective tax liabilities would be adjusted to your possible detriment. Our Managing Partner is authorized to revise our method of allocation between transferors and transferees (as well as among common unitholders whose interests otherwise vary during a taxable period).

Foreign Currency Gain or Loss

        Our functional currency will be the U.S. dollar, and our income or loss will be calculated in U.S. dollars. It is likely that we will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your tax advisor with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        We may own directly or indirectly interests in foreign entities that are treated as corporations for U.S. federal income tax purposes. You may be subject to special rules as a result of your indirect investments in such foreign corporations, including the rules applicable to an investment in a passive foreign investment company, or PFIC. KKR Management Holdings Corp. will be subject to similar rules as those described below with respect to any PFICs owned directly or indirectly by it.

        A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is "passive income" or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce "passive income." There are no minimum stock ownership requirements for shareholders in PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain "excess distributions" by the PFIC, is treated as though realized ratably over the shorter of your holding period in our common units or our holding period in the PFIC. Such gain or income is taxable as ordinary income and dividends paid by a PFIC to an individual will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge would be imposed on you based on the tax deferred from prior years.

        Although it may not always be possible, we expect to make a QEF election under the Code where possible with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF in the first year we hold shares in such entity. A QEF election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If we make a QEF election with respect to our interest in a PFIC, in lieu of the foregoing treatment, we would be required to include in income each year a portion of the ordinary earnings and net capital gains of the QEF called "QEF Inclusions," even if not distributed to us. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. However, a holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Our tax basis in the shares of such non-U.S. entities, and a holder's basis in our common units, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed. You should consult your tax advisors as to the manner in which QEF Inclusions affect your allocable share of our income and your basis in your common units.

        Alternatively, in the case of a PFIC that is a publicly traded foreign company, we may make an election to "mark to market" the stock of such foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

        We may make certain investments, including for instance investments in specialized investment funds or investments in funds of funds through non-U.S. corporate subsidiaries of the KKR Group Partnerships or through other non-U.S. corporations. Such entities may be PFICs for U.S. federal income tax purposes. In addition, certain of our investments could be in PFICs. Thus, we can make no assurance that some of our investments will not be treated as held through a PFIC or as interests in PFICs or that such PFICs will be eligible for the "mark to market" election, or that as to any such PFICs we will be able to make QEF elections.

        If we do not make a QEF election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of common units by a holder at a time when we own shares of such entity, as well as certain other defined "excess distributions," as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its common units or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to "qualified dividend income" for individual U.S. persons.

Controlled Foreign Corporations

        A non-U.S. entity will be treated as a controlled foreign corporation, or CFC, if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For this purpose, a "U.S. Shareholder" with respect to a non-U.S. entity means a U.S. person (including a U.S. partnership like us) that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

        When making investment or other decisions, we will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each common unitholder may be required to include in income its allocable share of the CFC's "Subpart F" income reported by us. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity's current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, a common unitholder may be required to report as ordinary income its allocable share of the CFC's Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

        The tax basis of our shares of such non-U.S. entity, and your tax basis in your common units, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to "qualified dividend income" for individual U.S. persons. See above under "—Limitations on Interest Deductions." Amounts included as such income with respect to direct and indirect investments generally will not be taxable again when actually distributed.

        Regardless of whether any CFC has Subpart F income, any gain allocated to you from our disposition of stock in a CFC will be treated as dividend income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC, which may be eligible for the reduced rates of taxation applicable to certain qualified dividends. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to you. Moreover, a portion of your gain from the sale or exchange of your common units may be treated as ordinary income. Any portion of any gain from the sale or exchange of a common unit that is attributable to a CFC may be treated as an "unrealized receivable" taxable as ordinary income. See "—Sale or Exchange of Common Units."

        If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, you will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under "—Passive Foreign Investment Companies" above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then you may be subject to the PFIC rules. The interaction of these rules is complex, and prospective holders are urged to consult their tax advisors in this regard.

Investment Structure

        To manage our affairs so as to meet the Qualifying Income Exception for the publicly traded partnership rules (discussed above) and comply with certain requirements in our partnership agreement, we may need to structure certain investments through entities classified as corporations for U.S. federal income tax purposes. However, because our common unitholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all our common unitholders to the same extent, and may even impose additional tax burdens on some of our common unitholders. As discussed above, if the entity were a non-U.S. corporation it may be considered a CFC or PFIC. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition of the real estate would generally be subject to U.S. federal income tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local, and Non-U.S. Jurisdictions

        In addition to U.S. federal income tax consequences, you may be subject to potential U.S. state and local taxes because of an investment in us in the U.S. state or locality in which you are a resident for tax purposes or in which we have investments or activities, including jurisdictions in which we hold certain real estate, oil, gas or similar natural resource-related investments. You may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which we invest, or in which entities in which we own interests conduct activities or derive income. Income or gains from investments held by us may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If you wish to claim the benefit of an applicable income tax treaty, you may be required to submit information to tax authorities in such jurisdictions. You should consult your own tax advisors regarding the U.S. state, local and non-U.S. tax consequences of an investment in us.

U.S. Federal Estate Taxes

        Common units will be included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes. Therefore, a U.S. federal estate tax may be payable in connection with the death of a holder of common units. Prospective individual U.S. Holders should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with respect to our common units.

Medicare Tax

        U.S. Holders that are individuals, estates or trusts are subject to a Medicare tax of 3.8% on "net investment income" (or undistributed "net investment income," in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person's adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to your ownership of common units will be included in your "net investment income" subject to this Medicare tax.

U.S. Taxation of Tax-Exempt U.S. Holders of Common Units

        A holder of common units that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation will nevertheless be subject to unrelated business taxable income, or UBTI, to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership's gross income and deductions derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership will be treated as earning UBTI to the extent that such partnership derives income from "debt-financed property," or if the partner interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (that is, indebtedness incurred in acquiring or holding property).

        As a result of incurring acquisition indebtedness and certain of our investments in natural resource assets, such as oil and gas properties, we will derive income that constitutes UBTI. Consequently, a holder of common units that is a tax-exempt organization (including an individual retirement account or 401(k) plan participant) will likely be subject to unrelated business income tax to the extent that its allocable share of our income consists of UBTI. In addition, a tax-exempt partner may be subject to unrelated business income tax on a sale of their common units. Tax exempt U.S. Holders of common units should consult their own tax advisors regarding all aspects of UBTI.

Investments by U.S. Mutual Funds

        U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. federal income tax status. The 90% gross income test requires that, for a corporation to qualify as a RIC, at least 90% of such corporation's annual income must be "qualifying income," which is generally limited to investment income of various types. The 50% asset value test requires that, for a corporation to qualify as a RIC, at the close of each quarter of the taxable year, at least 50% of the value of such corporation's total assets must be represented by cash and cash items (including receivables), government securities, securities of other RICs, and other securities limited in respect of any one issuer to an amount not greater in value than 5% of the value of the total assets of the corporation and to not more than 10% of the outstanding voting securities of such issuer.

        The treatment of an investment by a RIC in common units for purposes of these tests will depend on whether we are treated as a "qualifying publicly traded partnership." If our partnership is so treated, then the common units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the common units is the relevant gross income for purposes of the 90% gross income test. RICs may not invest greater than 25% of their assets in one or more qualifying publicly traded partnerships. All income derived from a qualifying publicly traded partnership is considered qualifying income for purposes of the RIC 90% gross income test above. However, if we are not treated as a qualifying publicly traded partnership for purposes of the RIC rules, then the relevant assets for the RIC asset test will be the RIC's allocable share of the underlying assets held by us and the relevant gross income for the RIC income test will be the RIC's allocable share of the underlying gross income earned by us, including assets held in connection with and income derived with respect to our investments in natural resources assets, such as oil and gas properties, which may not be qualifying assets or income for the RIC qualifying asset and income tests above. Whether we will qualify as a "qualifying publicly traded partnership" depends on the exact nature of our future investments, but it is likely that we will not be treated as a "qualifying publicly traded partnership." In addition, as discussed above under "—Consequences to U.S. Holders of Common Units," we may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in our common units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements under Sections 852 and 4982 of the Code for avoiding income and excise taxes. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in common units.

Consequences to Non-U.S. Holders of Common Units

U.S. Income Tax Consequences

        We expect that we will be engaged in a U.S. trade or business for U.S. federal income tax purposes, including by reason of our investments in U.S. real property, corporations that own significant amounts of U.S. real property, and oil and gas properties, in which case some portion of our income would be treated as effectively connected income with respect to Non-U.S. Holders, or ECI. If a Non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in our common units in such year, such Non-U.S. Holder generally would be: (1) subject to withholding by us on such Non-U.S. Holder's distributions of ECI; (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to KKR & Co. L.P.; and (3) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a corporate Non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount withheld would be creditable against such Non-U.S. Holder's U.S. federal income tax liability, and such Non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such Non-U.S. Holder's U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a Non-U.S. Holder on the sale or exchange of its common units could be treated for U.S. federal income tax purposes as ECI, and hence such Non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange of its common units.

        Distributions to you may also be subject to U.S. withholding tax to the extent such distribution is attributable to the sale of a U.S. real property interest. Also, you may be subject to U.S. withholding tax on allocations of our income that are fixed or determinable annual or periodic income under the Code, unless an exemption from or a reduced rate of such withholding applies and certain tax status information is provided. Although each Non-U.S. Holder is required to provide an IRS Form W-8, we may not be able to provide complete information related to the tax status of our common unitholders to the Group Partnerships or KKR Management Holdings Corp. for purposes of obtaining reduced rates of withholding on behalf of our common unitholders. If such information is not provided, to the extent we receive dividends from KKR Management Holdings Corp. or from a U.S. corporation through KKR Fund Holdings L.P. and its investment vehicles, your allocable share of distributions of such income will be subject to U.S. withholding tax. Therefore, if you would not be subject to U.S. tax based on your tax status or are eligible for a reduced rate of U.S. withholding, you may need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account. This may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations, if you reside in a treaty jurisdiction which does not treat us as a pass-through entity, you may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. You should consult your tax advisors regarding the treatment of U.S. withholding taxes.

        Special rules may apply in the case of a Non-U.S. Holder that: (1) has an office or fixed place of business in the United States; (2) is present in the United States for 183 days or more in a taxable year; or (3) is a former citizen of the United States, a foreign insurance company that is treated as holding a partner interest in us in connection with their U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your tax advisors regarding the application of these special rules.

U.S. Federal Estate Tax Consequences

        The U.S. federal estate tax treatment of our common units with regard to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If our common units are includable in the U.S. gross estate of such person, then a U.S. federal estate tax might be payable in connection with the death of such person. Non-U.S. Holders who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. federal estate tax consequences of owning our common units.

Administrative Matters

Taxable Year

        We currently use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Partner

        Our Managing Partner will act as our "tax matters partner." As the tax matters partner, our Managing Partner will have the authority, subject to certain restrictions, to act on our behalf in connection with any administrative or judicial review of our items of income, gain, loss, deduction or credit.

Information Returns

        We have agreed to furnish to you, as soon as reasonably practicable after the close of each calendar year, tax information (including Schedule K-1), which describes on a U.S. dollar basis your share of our income, gain, loss and deduction for our preceding taxable year. It may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for us. Consequently, common unitholders who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us for the taxable year.

        In preparing this information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

        We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year's tax liability and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Tax Shelter Regulations

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a "reportable transaction" if, for example, we recognize certain significant losses in the future. In certain circumstances, a common unitholder who disposes of common units in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to: (i) significant accuracy-related penalties with a broad scope; (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and (iii) in the case of a listed transaction, an extended statute of limitations.

        Common unitholders should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Constructive Termination

        Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period.

        Our termination would result in the close of our taxable year for all of our common unitholders. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year-end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder's taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

        The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the common unitholders, and such Schedules K-1 would have to be provided to common unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a "technical termination" (which would close our taxable year) if within a 12-month period there is a sale or exchange of 50% or more of our total interests. It is possible we might make such an election, if eligible. If we make such election, IRS audit adjustments will flow through to common unitholders for the years in which the adjustments take effect, rather than the year to which the adjustment relates. In addition, we, rather than the common unitholders individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Withholding and Backup Withholding

        For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of common units), we may over-withhold or under-withhold with respect to a particular holder of common units. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder's U.S. federal income tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder's U.S. federal income tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a Non-U.S. Holder and withholding should have been imposed. In that event, we intend to pay the underwithheld amount to the IRS, and we may treat such under- withholding as an expense that will be borne by all partners on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

        Under the backup withholding rules, you may be subject to backup withholding tax (at the applicable rate, currently 28%) with respect to distributions paid unless: (i) you are an exempt recipient and demonstrate this fact when required; or (ii) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed, applicable IRS Form W-8. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

        If you do not timely provide us (or the clearing agent or other intermediary, as appropriate) with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, you may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all common unitholders. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all common unitholders on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

Additional Withholding Requirements

        Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States paid after June 30, 2014 or gross proceeds from the sale of any property of a type that can produce interest or dividends from sources within the United States occurring after December 31, 2016 to (1) a foreign financial institution (which for this purpose includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution enters into an agreement with the Treasury pursuant to which it agrees to verify, report and disclose its U.S. accountholders to the IRS and complies with certain other specified requirements or (2) a non-financial foreign entity that is a beneficial owner of the payment unless such entity (a) certifies that it does not have any substantial U.S. owners, (b) provides the name, address and taxpayer identification number of each of its substantial U.S. owners and meets certain other specified requirements or (c) otherwise qualifies for an exemption from this withholding. Non-U.S. and U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of this legislation on their investment in our common units.

Nominee Reporting

        Persons who hold an interest in our partnership as a nominee for another person are required to furnish to us:

  (1)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (2)
  whether the beneficial owner is: (i) a person that is not a U.S. person; (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or (iii) a tax-exempt entity;

  (3)
  the amount and description of common units held, acquired or transferred for the beneficial owner; and

  (4)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

New Legislation or Administrative or Judicial Action

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the Treasury, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our common unitholders will be enacted. The present U.S. federal income tax treatment of an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in our common units. See risks described in the sections entitled "Risk Factors—Risks Related to Our Business—Our structure involves complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. These structures also are subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis," and "Risk Factors—Risks Related to Our Business—The U.S. Congress has considered legislation that would have (i) in some cases after a ten-year period, precluded us from qualifying as a partnership or required us to hold carried interest through taxable subsidiary corporations and (ii) taxed certain income and gains at increased rates. Additionally, on February 26, 2014, Representative Dave Camp, Chairman of the House Ways and Means Committee, released a discussion draft summarizing proposed legislation that would, among other things (1) generally treat publicly traded partnerships (other than those deriving 90% of their income from activities relating to mining and natural resources) as taxable corporations for tax years beginning after 2016 and

(2) recharacterize a portion of capital gain from certain partnership interests held in connection with the performance of services as ordinary income for tax years beginning after 2014. If any similar legislation were to be enacted and apply to us, the after tax income and gain related to our business, as well as the market price of our units, could be reduced as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 24, 2014, and incorporated by reference in this prospectus. We and our common unitholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit the board of directors to modify the amended and restated operating agreement from time to time, without the consent of the common unitholders, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our common unitholders.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO KKR AND ITS COMMON UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH COMMON UNITHOLDER. COMMON UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES RELATING TO OWNING COMMON UNITS. THIS FOREGOING DISCUSSION ONLY ADDRESSES THE MATERIAL U.S. FEDERAL TAX CONSIDERATIONS OF THE OWNERSHIP AND DISPOSITION OF COMMON UNITS AND DOES NOT ADDRESS THE TAX CONSEQUENCES UNDER THE LAWS OF ANY TAX JURISDICTION OTHER THAN THE UNITED STATES. NON-U.S. HOLDERS, THEREFORE, SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSIDERATIONS TO THEM OF THE U.S. OWNERSHIP AND DISPOSITION OF COMMON UNITS UNDER THE LAWS OF THEIR OWN TAXING JURISDICTION.

PLAN OF DISTRIBUTION

        This prospectus relates to the sale by us from time to time of up to 5,000,000 common units to generate cash proceeds (a) up to (1) the amount of withholding taxes, social benefit payments or similar payments payable by us in respect of awards granted pursuant to the Plans, and (2) the amount of cash delivered in respect of awards granted pursuant to the Plans that are settled in cash instead of common units; and (b) to the extent the net proceeds from the sale of common units exceeds the amounts due under clause (a), for general corporate purposes.

        We may sell or otherwise transfer the common units from time to time either

  •
  directly or

  •
  through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire our common units as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from us or from the purchasers of our common units for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

Determination of Offering Price

        Except as may be described in any prospectus supplement accompanying this prospectus, we may offer our common units pursuant to this prospectus at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The offering price will be determined by the participants in the purchase and sale (or other transfer) transaction based on factors they consider important.

        The public price at which our common units trade in the future might be above or below the offering price.

        The aggregate proceeds to us from the sale of common units offered by us hereby will be the purchase price of the common units less discounts and commissions, if any.

Methods of Distribution

        The sales and other transfers described in the preceding paragraphs may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the common units may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales (except that we may not satisfy our obligations in connection with short sale or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement).

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales and other transfers of the common units, we may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common units in the course of hedging their positions. We may also sell the common units short and deliver common units to close out short positions, or loan or pledge common units to broker-dealers that in turn may sell the common units.

        We may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the common units which may be resold thereafter pursuant to this prospectus if the common units are delivered by us.

        We might not sell or otherwise transfer all of the common units offered by us pursuant to this prospectus. In addition, we cannot assure you that we will not transfer the common units by other means not described in this prospectus.

        To the extent required, in the event any arrangement is entered into with any agent, underwriter or broker-dealer for the sale of the common units through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name of any participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

        We may from time to time pledge or grant a security interest in some or all of the common units and, if we default in the performance of its secured obligation, the pledgees or secured parties may offer and sell the common units from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by us, in order for the common units to be sold under cover of this registration statement, of which this prospectus forms a part, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act to include the pledgee, transferee, secured party or other successors in interest as selling stockholders under this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common units may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        We and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common units by us and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common units to engage in market-making activities with respect to the particular common units being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the common units and the ability of any person or entity to engage in market-making activities with respect to the underlying common units.

Underwriting Discounts and Commissions, Indemnification and Expenses

        Brokers, dealers, underwriters or agents participating in the distribution of the common units pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from us and/or the purchasers of the common units for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        As an affiliate of a broker-dealer, we may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act with respect to any units sold by us hereunder. If deemed to be an underwriter, any profits on the sale of the common units by us would be deemed to be underwriting discounts and commissions under the Securities Act and we would be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        We have agreed, among other things, to bear all expenses, other than selling expenses, commissions and discounts, and certain legal expenses, in connection with the registration and sale of the common units covered by this prospectus.

Stabilization and Other Transactions

        As described above, we may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, us and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered by this prospectus.

 LEGAL MATTERS

        The validity of the common units will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of the capital commitments of investment funds that we manage.

 EXPERTS

        The consolidated financial statements of KKR & Co. L.P. and subsidiaries incorporated in this prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2013 of KKR & Co. L.P. and subsidiaries, and the effectiveness of the internal control over financial reporting of KKR & Co. L.P. and subsidiaries have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is also incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common units to be issued pursuant to this prospectus. The registration statement, including the exhibits and schedules attached to the registration statement, contains additional relevant information about us and our common units. The rules and regulations of the SEC allow us to omit certain information from this prospectus.

        We file annual, quarterly and special reports and other information with the SEC. The SEC's rules allow us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede such information, as well as the information included in this prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this prospectus. This prospectus also contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

        We incorporate by reference into this prospectus the following documents filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 24, 2014;

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed on May 7, 2014;

  •
  Current Reports on Form 8-K filed on March 17, 2014 (Item 5.02 only) and May 5, 2014 (Item 2.01 only);

  •
  Registration Statement on Form 8-A12B filed on July 14, 2010; and

  •
  All documents filed by KKR & Co. L.P. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering to which this prospectus relates.

        We are subject to the informational requirements of the Exchange Act and are required to file reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800- SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from KKR & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019, Attention: Investor Relations. You also may contact us at 1- 877-610-4910 or visit our website at http://www.kkr.com for copies of those documents. Information contained in, or accessible through, our website is not incorporated by reference into this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common units being registered hereby. All amounts except the filing fee are estimated.

Filing Fee—Securities and Exchange Commission	$14,239
Fees and Expenses of Counsel	45,000
Fees and Expenses of Accountants	15,000
Miscellaneous Expenses	20,000

Total	$94,239

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Subject to any terms, conditions or restrictions set forth in the applicable partnership agreement, Section 17-108 of the Delaware Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled "Description of Our Limited Partnership Agreement—Indemnification" and the section of the prospectus entitled "Certain Relationships and Related Party Transactions, and Director Independence—Indemnification of Directors, Officers and Others" in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference, discloses that we will generally indemnify our Managing Partner and the officers, directors and affiliates of our Managing Partner, to the fullest extent permitted by law, against all losses, claims, damages or similar events and is incorporated by reference herein.

        We currently maintain liability insurance for directors and officers of our Managing Partner. Such insurance would be available to directors and officers of our Managing Partner in accordance with its terms.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Index

3.1	Certificate of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.1 to the KKR & Co. L.P. Registration Statement on Form S-1 (File No. 333-165414) filed on March 12, 2010).
3.2	Amended and Restated Limited Partnership Agreement of the Registrant (incorporated by reference to Exhibit 3.1 to the KKR & Co. L.P. Current Report on Form 8-K filed on July 20, 2010).
3.3	Certificate of Formation of the Managing Partner of the Registrant (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form S-1 (File No. 333-165414) filed on March 12, 2010).
3.4
Amended and Restated Limited Liability Company Agreement of the Managing Partner of the Registrant (incorporated by reference to Exhibit 3.1 to the KKR & Co. L.P. Quarterly Report on Form 10-Q filed on August 4, 2011).
5.1	Opinion of Simpson Thacher & Bartlett LLP.
8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters.

23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).
23.3	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 8.1).
24.1	Power of Attorney (included on the signature page).

ITEM 17.    UNDERTAKINGS

        The undersigned registrant hereby undertakes:

  (a)
  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)
    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (A)
    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (B)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

    (5)
    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

            The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i)
      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii)
      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii)
      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv)
      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (b)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on May 16, 2014.

KKR & Co. L.P.
By:	KKR Management LLC, its general partner
By:	/s/ DAVID J. SORKIN
	Name:	David J. Sorkin
	Title:	Secretary

POWER OF ATTORNEY

        Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Henry R. Kravis, George R. Roberts, William J. Janetschek, Todd A. Fisher and David J. Sorkin and each of them, any of whom may act without the joinder of the other, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to this Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of May, 2014.

Signature	Title

/s/ HENRY R. KRAVIS Henry R. Kravis	Co-Chairman and Co-Chief Executive Officer (principal executive officer) of KKR Management LLC
/s/ GEORGE R. ROBERTS George R. Roberts	Co-Chairman and Co-Chief Executive Officer (principal executive officer) of KKR Management LLC
/s/ DAVID DRUMMOND David Drummond	Director of KKR Management LLC

Signature	Title

/s/ JOSEPH A. GRUNDFEST Joseph A. Grundfest	Director of KKR Management LLC
/s/ JOHN B. HESS John B. Hess	Director of KKR Management LLC
/s/ DIETER RAMPL Dieter Rampl	Director of KKR Management LLC
/s/ PATRICIA F. RUSSO Patricia F. Russo	Director of KKR Management LLC
/s/ THOMAS M. SCHOEWE Thomas M. Schoewe	Director of KKR Management LLC
/s/ ROBERT W. SCULLY Robert W. Scully	Director of KKR Management LLC
/s/ WILLIAM J. JANETSCHEK William J. Janetschek	Chief Financial Officer (principal financial and accounting officer) of KKR Management LLC